Exhibit 99.4

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
AS OF JUNE 30, 2025 and DECEMBER 31, 2024

(dollars in thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$34,333	$5,338
Accounts receivable	3,032	3,514
Derivative asset	1,067	5,440
Prepaids and other current assets	2,744	150
Total current assets	41,176	14,442
Property, plant and equipment:
Oil and natural gas properties, successful efforts method	103,697	87,818
Total property, plant and equipment	103,697	87,818
Less: accumulated depreciation, depletion and amortization	(34,509)	(27,390)
Property, plant and equipment, net	69,188	60,428
Other non-current assets	252	314
Total assets	$110,616	$75,184
LIABILITIES AND MEMBER’S CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$14,872	$8,523
Accrued liabilities – related party	976	82
Current portion of debt	11,000	13,500
Derivative liability	2,185	—
Total current liabilities	29,033	22,105
Long-term debt, net	45,315	11,567
Asset retirement obligations	180	171
Long-term derivative liability	7,260	2,371
Other non-current liabilities	6,254	4,926
Total liabilities	88,042	41,140
Commitments and contingencies (Note 11)
Member’s capital	22,574	34,044
Total liabilities and member’s capital	$110,616	$75,184

The accompanying notes are an integral part of these condensed financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Revenues:
Natural gas	$16,287	$23,513
Total revenues
Operating expenses:
Lease operating expenses	2,202	3,667
Workover	158	—
Severance and ad valorem taxes	1,663	2,361
Gathering, transportation and marketing	4,489	7,144
General and administrative expenses	448	165
General and administrative expenses – related party	2,460	3,280
Accretion expense	9	6
Depreciation, depletion and amortization	7,119	9,461
Total operating expenses	18,548	26,084
Operating loss	(2,261)	(2,571)
Other income (expense):
Interest expense	(2,838)	(3,331)
Gain (loss) on derivatives, net	(6,371)	4,820
Total other income (expense)	(9,209)	1,489
Net loss	$(11,470)	$(1,082)

The accompanying notes are an integral part of these condensed financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(dollars in thousands)

Member’s Capital
Balance – December 31, 2023	$44,378
Net loss	(1,082)
Balance – June 30, 2024	$43,296

Balance – December 31, 2024	$34,044
Net loss	(11,470)
Balance – June 30, 2025	$22,574

The accompanying notes are an integral part of these condensed financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,470)	$(1,082)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion expense	9	6
Depreciation, depletion and amortization	7,119	9,461
Amortization of debt issuance costs, discount and premium	1,247	312
Unrealized gain on derivatives	11,447	13,422
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	6,490	10,062
Accrued liabilities – related party	893	(932)
Accounts receivable	483	5,125
Prepaids and other current assets	(2,594)	(332)
Other non-current assets	62	15
Other non-current liabilities	1,327	3,139
Net cash provided by operating activities	15,013	39,196
Cash flows from investing activities:
Additions to oil and natural gas properties	(16,018)	(9,386)
Net cash used in investing activities	(16,018)	(9,386)
Cash flows from financing activities:
Proceeds from long-term debt	30,000	—
Payment on long-term debt	—	(4,950)
Net cash provided by (used in) financing activities	30,000	(4,950)
Increase in cash, cash equivalents and restricted cash	28,995	24,860
Cash, cash equivalents and restricted cash – beginning of period	5,338	2,275
Cash, cash equivalents and restricted cash – end of period	$34,333	$27,135

The accompanying notes are an integral part of these condensed financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2025 AND DECEMBER 31, 2024 AND FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

1.	ORGANIZATION AND BUSINESS

SJ INVESTMENT OPPS LLC (“SJ INVESTMENT” or the “Company”) was formed in the state of Delaware on June 27, 2023. SJ INVESTMENT is an oil and natural gas exploration and production company primarily involved in the acquisition, exploration, development, and operation of oil and natural gas leasehold interests.

The Company’s asset base was acquired through a farm-out with SIMCOE LLC (“SIMCOE”) on July 1, 2023. There are approximately 28 wellbores all of which are operated by others with average working interest of approximately 50%. The proved values are in San Juan, Rio Arriba and La Plata counties in the San Juan Basin in New Mexico and Colorado. The Company conducts all its activities in the United States of America.

SJ INVESTMENT has a management service agreement (“MSA”) with IKAV Energy Inc. (“IKAV”). Through the MSA, IKAV oversees the operations of SJ INVESTMENT and provides all general management services reasonably required in day-to-day activities of the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Risks and Uncertainties — The Company’s revenue, profitability and future growth are substantially dependent upon the oil and natural gas sector, which is dependent upon numerous factors beyond its control, such as economic and regulatory developments and competition from other energy sources. The energy markets have historically been volatile, and there can be no assurance that unhedged commodity prices for oil, natural gas liquids (“NGL”) and natural gas will not be subject to wide fluctuations in the future.

Basis of Presentation — The condensed financial statements have been prepared on the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”). These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2024, as included in the Company’s annual financial statements. Results for interim periods are not necessarily indicative of results to be expected for the full year ending December 31, 2025. In the opinion of management, all adjustments, consisting primarily of normal recurring accruals that are considered necessary for a fair statement of the financial information, have been included. In the Notes to Condensed Financial Statements, all dollar amounts in tabulations are in thousands of dollars, unless otherwise indicated.

Use of Estimates — The preparation of the condensed financial statements in conformity with GAAP requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue, and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur because of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Estimates regarding the condensed financial statements include proved oil, NGL and gas reserve volumes and the related present value of estimated future net cash flows used in the impairment test applied to capitalized oil and natural gas properties, asset retirement obligations, valuation of acquisition and derivative assets and liabilities, depreciation, depletion, and amortization, accrued liabilities, revenue, and related receivables.

Accounting Policies — Refer to the Company’s annual financial statements for a discussion of the Company’s accounting policies, as updated below and for recently adopted accounting standards.

Recently Issued Accounting Pronouncements — The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on our condensed financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that adoption of ASU 2023-09 will have on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE) (“ASU 2024-03”) which requires disclosure of certain costs and expenses on an interim and annual basis in the notes to the financial statements. The guidance is effective for the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The amendments in this update are to be applied on a prospective basis, with the option for retrospective application. Early adoption is permitted. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures but does not believe the adoption of the update will impact the Company’s financial position, results of operations or liquidity.

With the exception of the new standards discussed above, there have been no recent accounting pronouncements or changes in accounting pronouncements during the six months ended June 30, 2025, as compared to the recent accounting pronouncements described in the Company’s annual financial statements as of and for the years ended December 31, 2024, that are of significance or potential significance to the Company.

Subsequent Events — The Company evaluated subsequent events through September 2, 2025, the date that the condensed financial statements were issued.

On July 10, 2025, SIMLOG LLC (“SIMLOG”) entered into a definitive agreement to sell SJ INVESTMENT’s San Juan assets to Mach Natural Resources LP (“Mach”). The effective date of the transaction is April 1, 2025, and is expected to close late in the third quarter of 2025. Mach announced the acquisition in combination with other San Juan assets for a total deal value of approximately $787 million of which SJ INVESTMENT represents not less than approximately 35%. The final transaction value is subject to a number of purchase price adjustments which will be calculated at close.

3.	PROPERTY, PLANT AND EQUIPMENT

As of June 30, 2025 and December 31, 2024, the Company’s property, plant and equipment consisted of the following:

	June 30, 2025	December 31, 2024
Proved properties	$103,697	$87,818
Accumulated depreciation, depletion and amortization	(34,509)	(27,390)
Total property, plant and equipment, net	$69,188	$60,428

Depreciation, depletion and amortization relating to oil and natural gas properties for the six months ended June 30, 2025 and 2024 were $7.1 million and $9.5 million, respectively.

4.	COMMODITY DERIVATIVE INSTRUMENTS

The Company’s business activities expose it to risks associated with changes in the market price of oil, natural gas, and natural gas liquids. As such, future earnings are subject to change due to changes in the market price of oil and natural gas. The Company uses derivatives to reduce its risk of changes in commodity prices.

The Company uses commodity derivative instruments known as fixed price swaps to realize a known price for a specific volume of production. All transactions are settled in cash with one party paying the other for the net difference in the agreed upon published third party index price and the swap fixed price, multiplied by the contract volume.

As of June 30, 2025, the Company had entered into natural gas contracts with the following terms:

		Weighted
		Average
	Hedged	Fixed
Period Covered	Volume	Price
Natural gas – El Paso San Juan (MMBTU):
Swaps - 2025	5,015,112	$3.91
Swaps - 2026	16,754,835	3.68
Swaps - 2027	4,193,899	3.53
Swaps - 2028	2,682,186	2.72
Natural gas – NYMEX Henry Hub (MMBTU):
Swaps – 2027	4,294,969	$3.70
Swaps – 2028	3,757,852	3.68
Swaps - 2029	4,544,390	3.43

As of June 30, 2025, the fair value and classification of the Company’s outstanding derivatives include $1.1 million current asset, $2.2 million current liability and $7.3 million non-current liability respectively. As of December 31, 2024, the Company’s outstanding derivatives include $5.4 million current asset and $2.4 million non-current liability.

The amount of realized and unrealized gain (loss) for derivative instruments not designated as hedges for accounting purposes recognized in ‘Gain (loss) on derivatives, net’ in the Condensed Statements of Operations was as follows for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024
Realized loss on natural gas positions	$5,076	$18,242
Unrealized gain on natural gas positions	(11,447)	(13,422)
Total gain (loss) on derivatives	$(6,371)	$4,820

The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2025:

	Fair Value Measurements
	Gross		Net Amounts	Gross
	Amounts	Gross	Of Assets /	Amounts
	of	Amounts	Liabilities	Not Offset
	Recognized	offset in	Presented in	in the
	Assets /	the Balance	the Balance	Balance	Net
	Liabilities	Sheet	Sheet	Sheet	Amount
June 30, 2025:
Natural gas derivatives:
Assets:
Derivatives - current asset	$2,710	$(1,643)	$1,067	$—	$1,067
Derivatives - non-current asset	928	(928)	—	—	—
Total assets	$3,638	$(2,571)	$1,067	$—	$1,067
Liabilities:
Derivatives - current liability	$(3,828)	$1,643	$(2,185)	$—	$(2,185)
Derivatives - non-current liability	(8,188)	928	(7,260)	—	(7,260)
Total liabilities	$(12,016)	$2,571	$(9,445)	$—	$(9,445)
December 31, 2024:
Natural gas derivatives:
Assets:
Derivatives - current asset	$5,790	$(350)	$5,440	$—	$5,440
Derivatives - non-current asset	812	(812)	—	—	—
Total assets	$6,602	$(1,162)	$5,440	$—	$5,440
Liabilities:
Derivatives - current liability	$(350)	$350	$—	$—	$—
Derivatives - non-current liability	(3,183)	812	(2,371)	—	(2,371)
Total liabilities	$(3,533)	$1,162	$(2,371)	$—	$(2,371)

The Company has entered into master netting arrangements with its counterparties. The amounts above are presented on a net basis in its Condensed Statements of Financial Position when such amounts are with the same counterparty. In addition, the Company has recorded accounts payable and receivable balances related to its settled derivatives that are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Company has the right to offset these positions against its forward exposure related to outstanding derivatives.

Credit Risk

All the Company’s derivative transactions have been carried out in the over-the-counter (“OTC”) market. The use of derivative instruments involves the risk that either counterparty may be unable to meet the financial terms of the transactions. The Company monitors the creditworthiness of each of its counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. The derivative transactions are placed with major financial institutions with an external investment grade rating and therefore presents minimal credit risks to the Company.

5.	FAIR VALUE MEASUREMENT

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis:

		Fair Value Measurements
		Quoted
		Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
June 30, 2025:
Assets:
Natural gas derivatives	$1,067	$—	$1,067	$—
Liabilities:
Natural gas derivatives	$(9,445)	$—	$(9,445)	$—

December 31, 2024:
Assets:
Natural gas derivatives	$5,440	$—	$5,440	$—
Liabilities:
Natural gas derivatives	$(2,371)	$—	$(2,371)	$—

The Company’s derivatives consist of OTC contracts which are not traded on a public exchange. As the fair value of these derivatives is based on a third-party industry-standard pricing model that uses contract terms, prices, assumption, and inputs that are substantially observable in active markets throughout the full term of the instruments including forward oil and gas price curves, discount rates and volatility factors, the Company has categorized these derivatives as Level 2. Furthermore, fair values are adjusted to reflect the credit risk inherent in the transactions, which may include amounts to reflect counterparty credit quality and/or the effect of our own creditworthiness. These assumed credit risk adjustments are based on published credit ratings, public bond yield spreads and credit default swap spreads.

Nonrecurring basis

The fair value measurement of assets acquired, and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity process, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The initial measurement of asset retirement obligation (“ARO”) at fair value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with property, plant, and equipment. Significant Level 3 inputs used in the calculation of ARO include plugging costs and reserves lives.

6.	DEBT

On September 8, 2023, the Company entered into a long-term debt agreement in an aggregate principal amount of $50.0 million, bearing interest at adjusted term SOFR plus an applicable margin. Pursuant to the credit agreement, the Company recognized original issue discount (“OID”) of $0.9 million. Fees of $1.5 million were capitalized as deferred financing costs. The discount and fees are amortized over the term of the long-term debt on a straight-line basis, which approximates the effective interest method.

On November 5, 2024 the Company entered into an amendment to its existing long-term debt agreement to include a delayed draw term loan (“DDTL”), allowing an additional $50.0 million to be drawn. Fees of $3.4 million were capitalized as deferred financing costs and will be amortized over the term of the agreement. On March 24, 2025, a subsequent amendment to the long-term debt agreement was executed, which adjusted the draw capacity of the DDTL from $50.0 million to $40.0 million.

As of June 30, 2025 and December 31, 2024, outstanding amounts for the term loan were $30.0 million and $30.0 million, respectively, and borrowings under the DDTL were $30.0 million and $0, respectively. As of June 30, 2025 and December 31, 2024, unamortized deferred financing costs were $3.2 million and $4.3 million, respectively. The unamortized balance of the discount as of June 30, 2025 and December 31, 2024 was $0.5 million and $0.6 million, respectively.

The Company has several key financial covenants associated with its long-term debt, including, but not limited to a Proved Developed Producing (“PDP”) Coverage Ratio, Current Ratio, and Net Leverage Ratio. As of June 30, 2025, the Company must achieve a PDP Coverage Ratio less than 1.75 to 1.00, a Current Ratio of at least 1.00 to 1.00, and a Leverage Ratio of 2.00 to 1.00 for the fiscal quarter ending June 30, 2025.

The Company was in compliance with all covenants as of June 30, 2025.

7.	ASSET RETIREMENT OBLIGATIONS

Changes in the ARO liability for the six months ended June 30, 2025 are as follows:

Six Months Ended June 30, 2025
ARO liability at beginning of period	$171
Accretion expense	9
ARO liability at end of period	$180

8.	RELATED PARTY TRANSACTIONS

SJ INVESTMENT has an MSA with IKAV through which IKAV oversees the day-to-day operations of SJ INVESTMENT and provides all general management services to the Company. This includes operating the assets as prescribed under the joint operating agreements, negotiating vendor, revenue and hedging contracts, keeping accounting records, and adherence to legal and regulatory compliance matters among other services.

Pursuant to the MSA, IKAV submits an invoice relevant for each calendar quarter to SJ INVESTMENT. The invoice is comprised of two charges: (i) an MSA fee and (ii) an allocation for operating and general and administrative expenses (“O&A expenses”). For the six months ended June 30, 2025 and 2024, the Company incurred $0.8 million and $1.2 million, respectively, in MSA fees. For the six months ended June 30, 2025 and 2024, the Company incurred $1.7 million and $2.1 million in O&A expenses, respectively. This allocation is calculated on the basis of gross revenue attributable to hydrocarbon production between SJ INVESTMENT and the other party to the agreement, SIMCOE. The agreement defines O&A expenses to include labor costs, costs and expenses for professional services, licensing and permitting fees and expenses, travel costs, capital expenditures, occupancy costs, including telephone, rent, office equipment and insurance costs, and other similar costs and expenses generally considered general and administrative expenses. As of June 30, 2025 and December 31, 2024, the Company owed IKAV $1.0 million and $0.1 million, respectively.

9.	ACCOUNTS RECEIVABLE

Accounts receivable as of June 30, 2025 and December 31, 2024 consist of the following:

	June 30, 2025	December 31, 2024
Accrued revenue	$2,487	$2,229
Midstream	9	466
Derivative settlements	536	819
Total accounts receivable	$3,032	$3,514

The Company determined there was no allowance for doubtful accounts needed as of June 30, 2025 and December 31, 2024. The Company does not have any off-balance sheet credit exposure related to its customers.

10.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of June 30, 2025 and December 31, 2024 consist of the following:

	June 30, 2025	December 31, 2024
Accounts payable	$3,065	$3,139

Accrued liabilities:
Revenue payable and suspense	6,799	1,500
Severance and ad valorem tax	3,628	2,043
Lease operating expense	794	1,047
Accrued capital expenditures	43	181
Interest	129	—
General and administrative expense	414	613
Total accrued liabilities	11,807	5,384
Total accounts payable and accrued liabilities	$14,872	$8,523

11.	COMMITMENTS AND CONTINGENCIES

Pursuant to the MSA with IKAV, the Company is under contractual obligation to utilize IKAV as service provider until February 28, 2031. See NOTE 8 – Related Party Transactions for additional discussion.

From time to time, the Company may be involved in disputes or legal actions arising in the ordinary course of business. The Company does not believe the outcome of such disputes or legal actions will have a material effect on its condensed financial statements. No amounts were accrued as of June 30, 2025 and December 31, 2024.

The Company records environmental liabilities related to future costs on an undiscounted basis when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to existing conditions caused by past operations, and that do not have future economic benefit, are expensed. Estimates are based on current available facts, existing technology and presently enacted laws and regulations considering the likely effects of inflation and estimated legal costs. These estimates are subject to revision in future periods based on actual costs or new circumstances. The Company evaluates recoveries from insurance coverage separately from liability and, when recovery is assured, it records an asset separately from the associated liability in the condensed financial statements. The Company had no environmental liabilities as of June 30, 2025 and December 31, 2024.

12.	SUPPLEMENTAL CASH FLOW INFORMATION

For the six months ended June 30, 2025 and 2024, the Company held no restricted cash.

Cash paid for interest for the six months ended June 30, 2025 and 2024 was $1.8 million and $3.0 million, respectively.

Noncash investing activities for the six months ended June 30, 2025 and 2024, include the following:

	Six Months Ended June 30,
	2025	2024
Accrued capital expenditures	$139	$7,520
Total noncash investing activities	$139	$7,520